Exhibit 4.33

BIRMINGHAM CABLE LIMITED (BCL)

and

DEUTSCHE BANK AG, LONDON BRANCH (as Security Trustee)

SECURITY AGREEMENT

in respect of shares in Birmingham Cable Finance Limited

Date: 19 January 2010

Mourant du Feu & Jeune

22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands

T +44 (0)1534 609 000  F +44 (0)1534 609 333

www.mourant.com

Cayman | Guernsey | Jersey | London

THIS SECURITY AGREEMENT is made 19 January 2010

BETWEEN:

1.                                       BIRMINGHAM CABLE LIMITED (“BCL”); and

2.                                       DEUTSCHE BANK AG, LONDON BRANCH as security trustee for the Beneficiaries (the “Security Trustee”).

WHEREAS:

(A)                              The Senior Lenders have agreed to make available to the Borrowers (as defined in the Senior Facilities Agreement (as defined below)) certain credit facilities pursuant to the terms and subject to the conditions of the Senior Facilities Agreement.

(B)                                Virgin Media Secured Finance PLC has agreed to issue and sell the Senior Secured Notes under the Senior Secured Notes Indenture.

(C)                                By an intercreditor deed dated 3 March 2006, as amended and restated on 13 June 2006, 10 July 2006, 31 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 (the “Group Intercreditor Deed”) the Security Trustee, the Facility Agent, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, Intergroup Debtors and the Intergroup Creditors (as each of those terms are defined therein) and certain other members of the Group have agreed to regulate their relationship as creditors on the terms set out therein.

(D)                               The board of directors of BCL are satisfied that BCL is entering into this Security Agreement for the purposes of its business and that its doing so benefits BCL.

(E)                                 The Security Trustee holds the benefit of this Security Agreement on trust for itself and the other Beneficiaries on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

NOW THIS SECURITY AGREEMENT WITNESSES as follows:-

1.                                       INTERPRETATION

1.1.                              In this Security Agreement and the recitals hereto:

“2006 Security Agreement” means the Jersey security agreement dated 3 March 2006 between BCL and the Security Trustee in respect of the Collateral as amended by a supplemental agreement dated 19 January 2010.

“Acknowledgement of Notice” means an acknowledgement of receipt of a notice in the form set out in Schedule 3 or such other form as may be approved by the Security Trustee.

“Beneficiaries” means the First Beneficiaries and the Second Beneficiaries.

“Collateral” means the Shares and the Rights.

“Company” means Birmingham Cable Finance Limited, a company incorporated in Jersey with registration number 60972 whose registered office is at 22 Grenville Street, St. Helier, Jersey, JE4 8PX.

“Default Rate” means the rate specified in clause 28.2 of the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement.

“Designated Secured Obligations” means Financial Indebtedness in the form of notes or other such similar instruments of any member of the Group that is designated as “Designated Secured Obligations” by written notice from  Virgin Media Investment Holding Limited or its successors in title from time to time to the Security Trustee which notice will certify that the Financial Indebtedness is an instrument for which Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) is applicable or will become applicable upon registration of such instrument or an instrument exchangeable for such instrument pursuant to a contractual requirement.

“Enforcement Date” means the date on which, following the occurrence of an Event of Default that is continuing, either the Relevant Agent or the Security Trustee notifies BCL of the occurrence of that Event of Default, or takes, under any one or more of the Senior Finance Documents, any of the steps it is entitled to take by reason of the occurrence of such Event of Default.

“Event of Default” means each of:

(a)          any Event of Default (as defined in the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facility Agreement);

(b)         any event of default (howsoever described) under any other Senior Finance Document; and

(c)          an event of default or termination event (however described) under any Hedging Agreement;.

“Incapacity” means, in relation to any person, the insolvency, bankruptcy, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in composition of the partnership).

“Liabilities” means any one or more of the Senior Liabilities, the Hedging Liabilities and the Intergroup Liabilities collectively, and “Liability” means any of them.

“Notice of Assignment of Collateral” means a notice of assignment with respect to the Collateral or any part thereof substantially in the form set out in Schedule 2.

“Relevant Facilities Agreement” means the Senior Facilities Agreement, or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facilities Agreement, provided that if upon the repayment in full and cancellation of all undrawn commitments under the Senior Facilities Agreement there is no Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Senior Facilities Agreement immediately prior to such termination, and provided further that upon the repayment in full and cancellation of all undrawn commitments under the Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Designated Refinancing Facilities Agreement immediately prior to such termination.

“Rights” means from time to time all moneys, dividends, rights, options, bonuses, new shares, stock, debentures, warrants, distributions, rights to take up securities or other securities of whatever nature (including, without limitation, any security resulting from any conversion, consolidation or subdivision of the Shares or rights arising from a reduction of capital or corpus liquidation or scheme of arrangement) attributable to the Shares or the securities or new rights previously described howsoever arising.

“Rule 3-16” has the meaning given to such term in the definition of “Designated Secured Obligations”.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means the Security Trustee Liabilities, the Senior Liabilities and the Hedging Liabilities, provided that any liabilities that have been designated as “New Senior Liabilities” under the Group Intercreditor Deed or are incurred after 31 December 2009 under any Refinancing Facilities Agreement entered into after such date,

(a)          in breach of the provisions of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder (unless there is no Designated Refinancing Facilities Agreement), the Designated Refinancing Facilities Agreement, or any Refinancing Facilities Agreement on the date of such designation (excluding any applicable cure period), or

(b)         that the Security Trustee, acting reasonably, has not agreed to act as security trustee for,

shall not, in any such case constitute “Secured Obligations” for the purpose of this Security Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Interest” means a security interest, mortgage, charge, pledge, lien or other encumbrance which shall take effect in accordance with the law of the jurisdiction in which the relevant asset is situate and without limit to the foregoing shall include an interest in property created pursuant to the provisions of the Security Interests (Jersey) Law 1983.

“Security Provider” means any person who has granted or may at any time hereafter grant any security interest as security for the Secured Obligations.

“Security Trust Agreement” means the security trust agreement dated 3 March 2006 and amended and restated on or about the date of this Security Agreement between, between, Deutsche Bank AG, London Branch as Security Trustee and as Facility Agent, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), and the companies named therein as Original Obligors.

“Senior Facilities Agreement” means the senior facilities agreement dated 3 March 2006 (as amended and restated on 22 May 2006, 10 July 2006, 10 August 2006, 4 August 2007, 15 May 2008, 10 November 2008, 30 October 2009 and 8 January 2010 as amended, restated, supplemented or novated from time to time between Virgin Media Inc., Virgin Media Finance plc, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Telewest Communications Network Limited, VMIH Sub Limited (formerly known as NTLIH Sub Limited) as UK Borrowers, Virgin Media Dover LLC (formerly known as NTL Dover LLC) as US Borrower, Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International as Bookrunners and as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent and as Security Trustee, Deutsche Bank AG, New York Branch as US Paying Agent, GE Corporate Banking Europe SAS as Administrative Agent, Deutsche Bank AG, London Branch as Original L/C Bank and the persons named therein as Lenders.

“Senior Secured Notes” has the meaning given to the term “Notes” in the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture including the guarantees set out therein, and the Senior Secured Notes.

“Senior Secured Notes Indenture” means the indenture dated on or about the date of this Deed governing the $1,000,000,000 6.50% Senior Secured Notes due 2018 and the £875,000,000 7.00% Senior Secured Notes due 2018, among Virgin Media Inc., Virgin Media Investment Holdings Limited, Virgin Media Finance PLC, Virgin Media Secured Finance PLC, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee, registrar and paying agent and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent.

“Shares” means the shares specified in Schedule 1 and any legal or beneficial interest in any other shares in the Company now or hereafter owned by BCL.

“Transfer” means a blank stock transfer in registrable form duly executed by BCL but with the identity of the transferee and the date not completed and in a form which complies with the provisions of the Companies (Jersey) Law 1991, as amended, and the relevant provisions (if any) of the memorandum and articles of association of the Company.

1.2.                              Unless the context otherwise requires or unless otherwise defined in this Security Agreement, words and expressions defined in the Group Intercreditor Deed and (unless otherwise defined in the Group Intercreditor Deed) the Relevant Facilities Agreement shall have the same meaning when used in this Security Agreement (including its recitals).

1.3.                              Unless the context otherwise requires:

(a)                                  words importing the singular shall include the plural and vice versa;

(b)                                 words importing a gender shall include all genders;

(c)                                  references to Clauses and Schedules are to be construed as references to clauses of and schedules to this Security Agreement;

(d)                                 clause headings are used for convenience only and shall not affect the interpretation hereof;

(e)                                  references herein to any agreement or document (including, without limitation, references to this Security Agreement) shall be deemed to include references to such agreement or other document as varied, supplemented or replaced from time to time;

(f)                                    references herein to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

(g)                                 references to a person includes its successors and assigns.

2.                                       SECURITY INTEREST IN THE COLLATERAL

2.1.                              For good and valuable consideration, receipt whereof is hereby acknowledged, BCL, to the intent that the Security Trustee shall have Security Interests pursuant to this Security Agreement in all of BCL’s right, title and interest in and to the Collateral, hereby:

(a)                                  agrees that the Security Trustee (or its nominee) shall have possession of the certificates of title to the Collateral pursuant to the terms of this Security Agreement and undertakes to deposit forthwith with the Security Trustee (or its nominee) such certificates of title; and

(b)                                 assigns to the Security Trustee title to the Collateral;

as security for the due and punctual performance of the Secured Obligations, such security ranking in priority immediately after the Security Interests created by the 2006 Security Agreement until such time as the Security Interests created by the 2006 Security Agreement are wholly discharged in accordance with Article 7 of the Security Interests (Jersey) Law 1983).

2.2.                              To the extent that the Security Trustee (or its nominee) has possession of the certificates of title to the Collateral and/or title to the Collateral pursuant to the 2006 Security

Agreement it shall hold such certificates of title and/or title pursuant to the 2006 Security Agreement and this Security Agreement.

2.3.                              It is acknowledged and agreed that (without prejudice to the extension of the Secured Obligations to any other Indebtedness from time to time included within the definition thereof) as at the date hereof, the Secured Obligations shall include:

(a)                                  all Liabilities under the Senior Facilities Agreement; and

(b)                                 all Liabilities under the Senior Secured Notes Documents.

2.4.                              BCL shall deliver to the Security Trustee:

(a)                                  on the date hereof such number of Transfers in respect of the Shares as the Security Trustee may reasonably require so as to enable the Shares to be registered in the name of the Security Trustee, or its nominees or agents, together with all such consents or waivers as may be necessary to enable such registration to take place; and

(b)                                 on the date BCL acquires any Rights, such number of duly executed Transfers in respect of such Rights as the Security Trustee may reasonably require so as to enable such Rights to be registered in the name of the Security Trustee, or its nominees or agents, together with all such consents or waivers as may be necessary to enable such registration to take place.

2.5.                              BCL undertakes to deposit forthwith with the Security Trustee an executed Notice of Assignment of Collateral duly completed (but undated) with respect to the Collateral and covenants to procure that the Company executes and delivers a duly completed Acknowledgement of Notice with respect to such Notice of Assignment of Collateral within 3 Business Days of the date of the Notice of Assignment of Collateral.

2.6.                              BCL covenants from time to time upon demand to execute and deliver to the Security Trustee such transfers, blank transfers, assignments and notices and to make such payments and do all such acts and things as the Security Trustee may reasonably specify to protect or perfect the Security Trustee’s Security Interests in the Collateral or any of them or, on or after the Enforcement Date, to facilitate the realisation of the Collateral.

2.7.                              Upon irrevocable payment and discharge in full of the Secured Obligations and there being no obligations on any Beneficiary to make any of the Secured Obligations available then, subject to the provisions of Clause 4.3, the Security Trustee will at the request and expense of BCL re-transfer to BCL all the right, title and interest of the Security Trustee in or to the Collateral free from any Security Interest created pursuant hereto and from any other securities or trusts whatsoever.

3.                                       RULE 3-16 LIMITATION

3.1.                              The provisions of Clause 2.1 of this Security Agreement notwithstanding, the Security Interests in the Collateral shall not secure the Designated Secured Obligations insofar as the existence of Security Interests in the Collateral securing such Designated Secured Obligations would result in Rule 3-16 requiring separate financial statements of the Company to be filed with the SEC, for so long as such requirement is in existence and provided that no member of the Group files or is otherwise required to file separate financial statements of the Company with the SEC under a separate rule or regulation; provided that the Security Interests will secure all the Secured Obligations including the Designated Secured Obligations if any member of the Group takes any action in the form of a reorganisation, merger or other restructuring, a principal purpose of which is to provide for the limitation of the Security Interests in the Shares (or other securities issued by the Company forming part of the Collateral) pursuant to this Clause 3.1.

3.2.                              In the event that Rule 3-16 is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of the Company due to the fact that BCL has granted Security Interests in the Shares or other securities issued by the Company (to the extent comprised within the Collateral) as security for any Designated Secured Obligations, then the Security Interests created pursuant to Clause 2.1 of this Security Agreement shall not secure the Designated Secured Obligations for so long as such financial statement requirement would otherwise have been applicable to the Company provided that no member of the Group files or is otherwise required to file separate financial statements of the Company with the SEC or such other governmental agency under a separate rule or regulation in which event the security interests will secure all the Secured Obligations including the Designated Secured Obligations.

4.                                       PRESERVATION OF SECURITY

4.1.                              All Security Interests created pursuant to this Security Agreement shall be continuing and not satisfied by any intermediate payment or satisfaction of the whole or any part of the Secured Obligations but shall secure the ultimate balance of the Secured Obligations.

4.2.                              All Security Interests created pursuant hereto shall be in addition to and shall not be affected by any other security now or hereafter held by the Security Trustee for all or any of the Secured Obligations.

4.3.                              Where any discharge (whether in respect of this Security Agreement, any other Senior Finance Document or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, liquidation or otherwise without limitation, this Security Agreement and the liability of BCL under this Security Agreement shall continue as if there had been no such discharge or arrangement.

5.                                       UNDERTAKINGS

5.1.                              BCL hereby undertakes with the Security Trustee that during the continuance of the Security Interests created pursuant to this Security Agreement it will:

(a)                                  deposit with the Security Trustee forthwith (to be held at the risk of BCL save where BCL suffers any loss, costs or expenses as a result of the Security Trustee’s gross negligence or wilful default):

(i)                                     all certificates and documents of title relating to the Collateral and such deeds of transfer in blank and other documents as the Security Trustee may from time to time reasonably require for perfecting the title of the Security Trustee to the Collateral (duly executed by or signed on behalf of the registered holder) or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser; and

(ii)                                  all such other documents relating to the Collateral as are in its possession or which it can reasonably obtain as the Security Trustee may from time to time reasonably require;

(b)                                 duly and promptly pay all calls, instalments or other moneys which may from time to time become due in respect of any of the Collateral, it being acknowledged by BCL that neither the Security Trustee nor any of the Beneficiaries shall in any circumstances incur any liability whatsoever in respect of any such calls, instalments or other moneys;

(c)                                  forthwith inform the Security Trustee of any claim or notice relating to the Collateral received from any other party and likely materially to prejudice the value of the Collateral and of all matters relevant thereto;

(d)                                 not, save as otherwise permitted or not restricted under each of the Senior Finance Documents (without the prior consent in writing of the Security Trustee) redeem or purchase any of its own shares or participate in or permit any purchase or redemption of any of the Collateral by the Company, or sell, transfer or otherwise dispose of any part of the Collateral; and

(e)                                  save to the extent expressly permitted or not restricted under each of the Senior Finance Documents, not, without the prior consent in writing of the Security Trustee, grant any option with respect to any of the Shares.

6.                                       POWER TO SELL COLLATERAL

6.1.                              At any time on or after the occurrence of an Event of Default the Security Trustee shall have the right to give written notice thereof to BCL and, if the Event of Default is, in the reasonable opinion of the Security Trustee, capable of remedy, require it to be remedied and BCL hereby agrees that, without requiring any order of the Jersey Court, the Security Trustee shall have the power to sell the Collateral in or towards payment or discharge of the Secured Obligations, which power shall become exercisable either:

(a)                                  immediately upon the service of such notice if the Event of Default is, in the reasonable opinion of the Security Trustee, incapable of remedy; or

(b)                                 14 days after such service if the Event of Default is not remedied within that period.

7.                                       POWERS OF THE SECURITY TRUSTEE ON A POWER OF SALE BEING EXERCISABLE

7.1.                              The power to sell the Collateral under Clause 6 shall, notwithstanding any delay or waiver of any previous default, include the power to do all acts and things and exercise all rights, powers and remedies that BCL could do or exercise in relation to the Collateral including, without limitation, the power to:

(a)                                  take possession and assume control of the Collateral;

(b)                                 receive all dividends and other distributions (whether monetary or otherwise) made in respect of the Collateral;

(c)                                  sell, or agree to sell, the Collateral on such terms as the Security Trustee thinks fit and:

(i)                                     whether by public auction, private treaty or by tender;

(ii)                                  for cash or on terms that payment of all or any part of the purchase price is deferred (whether at interest or not and whether with or without security);

(iii)                               in one lot or in parcels;

(iv)                              whether or not in conjunction with the sale of other property by the Security Trustee or any other person; and

(v)                                 whether with or without special provisions as to title or time or mode of payment of the purchase money or otherwise;

(d)                                 grant to any person an option to purchase all or any part of the Collateral upon such terms as the Security Trustee thinks fit;

(e)                                  exchange with any person any part of the Collateral for an interest in property of any tenure and the property so acquired may be dealt with by the Security Trustee as if it were part of the Collateral and, for that purpose, the Security Trustee may require that a Security Interest is created over that property in favour of the Security Trustee;

(f)                                    carry out and enforce, or refrain from carrying out or enforcing, rights and obligations of BCL which may arise in connection with the Collateral or which may be obtained or incurred in the exercise of the rights, powers and remedies of the Security Trustee;

(g)                                 cause the name of the Security Trustee, or its nominees or agents, to be inserted on the Transfers delivered under Clause 2 and effect the registration of the Transfers and the Rights in favour of the Security Trustee, or its nominees or agents, with the effect that the Security Trustee, or its nominees or agents, shall become the registered owner of the Shares and the Rights and shall enjoy the same rights as any third party purchaser for value of the Shares and the Rights; and

(h)                                 institute, conduct, defend, settle, arrange, compromise and submit to arbitration any claims, questions or disputes whatsoever which may arise in respect of any Security Interest created pursuant hereto or in any way relating to this Security Agreement and to execute releases or other discharges in relation thereto.

PROVIDED HOWEVER that the Security Trustee agrees that (without prejudice to the provisions of Clause 8.2) before the Enforcement Date it will not exercise the powers set out at Clauses 7.1(a), (b), (c), (d) or (e) above.

7.2.                              On or after the Enforcement Date and notwithstanding any other provisions hereof the rights and powers of the Security Trustee with respect to the Collateral shall be unfettered and without limitation to the foregoing the Security Trustee may without being subject to the proviso to Clause 7.1 and without regard to the provisions of Clauses 8.1 and 8.2 exercise any of the powers set out in Clause 7.1 without further notice to BCL.

8.                                       DIVIDENDS AND VOTING RIGHTS

8.1.                              Subject to Clause 8.2, BCL may exercise the right to vote, if any, in respect of the Shares and all dividends and other moneys paid on the Collateral may be retained by BCL.

8.2.                              BCL covenants and agrees with the Security Trustee that:

(a)                                  the Security Trustee and its nominees at the discretion of the Security Trustee may after an Event of Default has occurred and so long as the same is continuing exercise in the name of BCL or otherwise at any time, whether before or after demand for payment and without any further consent or authority on the part of BCL (but subject to Clause 8.2(d)), any voting rights in respect of the Collateral;

(b)                                 after an Event of Default has occurred and so long as the same is continuing the Security Trustee may cause the name of the Security Trustee, or its nominees or agents, to be inserted on the Transfers delivered under Clause 2 and effect the registration of the Transfers in favour of the Security Trustee, or its nominees or agents, with the effect that the Security Trustee, or its nominees or agents, shall become the registered owner of the Shares and the Rights;

(c)                                  until the Enforcement Date, the Security Trustee will hold all dividends, distributions, interest and other moneys paid on and received by it in respect of any Collateral which is transferred to it, or its nominees or agents, pursuant to Clause 8.2(b) for the account of BCL and will, subject to any right of set-off, pay such dividends, interest and other moneys to BCL upon request; and

(d)                                 until the Enforcement Date, the Security Trustee will exercise all voting and other rights and powers attached to the Collateral transferred to it pursuant to Clause 8.2(b) as BCL may from time to time in writing direct provided that the Security Trustee shall be under no obligation to comply with any such direction where compliance would in the Security Trustee’s reasonable opinion, be prejudicial to the security created by this Security Agreement.

8.3.                              Subject to the provisions of the Senior Finance Documents, if BCL receives any cash dividend or any other property which forms part of the Collateral after the same are registered in the name of the Security Trustee in accordance with the terms hereof, or its nominees or agents, BCL shall promptly pay the amount of any such cash dividend and deliver any such other property received by it to the Security Trustee and the Security Trustee shall apply such amount or other property in accordance with the provisions of the Senior Finance Documents.

8.4.                              Subject to the provisions of the Senior Finance Documents, on or after the Enforcement Date, all dividends interest and other distributions relating to the Collateral may be applied by the Security Trustee as though they were proceeds of sale.

9.                                       LIABILITY TO PERFORM

9.1.                              It is expressly agreed that, notwithstanding anything to the contrary herein contained, BCL shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of the Collateral and the Security Trustee shall be under no obligation or liability by reason of or arising out of this Security Agreement.  The Security Trustee shall not be required in any manner to perform or fulfil any obligations of BCL in respect of the Collateral, or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled hereunder at any time or times.

10.                                 REGISTRATION

BCL authorises the Security Trustee after the Enforcement Date to transfer or cause all or any of the Collateral to be transferred to and registered in the name of any purchasers or transferees from the Security Trustee.

11.                                 APPLICATION OF PROCEEDS

All moneys received or held by the Security Trustee in respect of the Collateral after the Security Interests created pursuant to this Security Agreement have become enforceable shall be applied by the Security Trustee in accordance with the provisions of the Group Intercreditor Deed and the Security Trust Agreement in or towards payment of the Secured Obligations in such order as the Security Trustee sees fit but without prejudice to the right of the Security Trustee to recover any shortfall from BCL or any other person.

12.                                 PROTECTION OF PURCHASER

No purchaser or other person dealing with the Security Trustee or with its attorneys shall be concerned to enquire (i) whether any power exercised or purported to be exercised by it, him or them has become exercisable, (ii) whether any money remains due on the security hereby created, (iii) as to the propriety or regularity of any of his, its or their actions or (iv) as to the application of any money paid to him, it or them.  In the absence of mala fides on the part of such purchaser or other person such dealings shall be deemed so far as regards the safety and protection of such purchaser or other person to be within the powers hereby conferred and to be valid accordingly.  The remedy of BCL in respect of any impropriety or irregularity whatever in the exercise of such powers shall be in damages only.

13.                                 DELEGATION

The Security Trustee may at any time:

(a)                                  delegate to any person(s) all or any of its rights, powers and discretions hereunder on such terms (including power to subdelegate) as the Security Trustee sees fit; and

(b)                                 employ security trustees, managers, employees, advisers and others on such terms as the Security Trustee sees fit for any of the purposes set out herein.

14.                                 INDEMNITY

14.1.                        BCL hereby undertakes with the Security Trustee to pay on demand all costs, charges and expenses which  the Security Trustee shall certify as sustained or incurred by it as a consequence of  the enforcement, preservation or attempted preservation of any of the Security Interests created by or pursuant to this Security Agreement or any of the Collateral on a full indemnity basis, together with interest at the Default Rate from the date falling 30 days after the date of demand for payment of such expenses to the date of payment by BCL (both before and after judgment).

14.2.                        The Beneficiaries, the Security Trustee and any attorney, agent or other person appointed by the Security Trustee under this Security Agreement and the officers and employees of each of the aforementioned (each an “Indemnified Party”) shall be entitled to be indemnified out of the Collateral in respect of all costs, losses, actions, claims, demands or liabilities whether in contract, tort, delict or otherwise and whether arising at common law, in equity or by statute which may be incurred by, or made against, any of them (or by or against any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable) at any time relating to or arising directly or indirectly out of or as a consequence of:

(a)                                  anything done or omitted in the exercise or purported exercise of the powers contained in this Security Agreement; or

(b)                                 any breach by BCL of any of its obligations under this Security Agreement;

except in the case of fraud, wilful misconduct or gross negligence on the part of an Indemnified Party.

14.3.                        The Security Trustee shall not be liable for any losses arising in connection with the proper exercise or purported exercise of any of its rights, powers and discretions in good faith hereunder and in particular without limitation the Security Trustee in possession shall not be liable to account for anything except actual receipts.

15.                                 WAIVERS; REMEDIES CUMULATIVE

No waiver of any of the terms hereof shall be effective unless in writing signed by the Security Trustee.  No delay or omission by the Security Trustee shall constitute a waiver. Any waiver may be on such terms as the Security Trustee sees fit.  The rights, powers and discretions of the Security Trustee herein are additional to and not exclusive of those provided by law, by any agreement with or security in favour of the Security Trustee or otherwise.

16.                                 THE SECURITY TRUST AGREEMENT

BCL and the Security Trustee hereby acknowledge that the covenants of BCL contained in this Security Agreement and the other rights, title and interests constituted by this Security Agreement and the Collateral and all other moneys, property and assets paid to the Security Trustee or held by the Security Trustee or received or recovered by the Security Trustee pursuant to or in connection with this Security Agreement are held by the Security Trustee subject to and on the terms of the trusts declared in the Security Trust Agreement.

17.                                 ATTORNEY

17.1.                        BCL by way of security irrevocably appoints the Security Trustee to be its attorney in its name and on its behalf, subject to the terms of this Security Agreement:

(a)                                  to execute and complete any documents or instruments which the Security Trustee may require for perfecting the title of the Security Trustee to the Collateral or for vesting the same in the Security Trustee or its nominee or, on or after the Enforcement Date, any purchaser;

(b)                                 to sign, execute, seal and deliver and otherwise perfect any further security document referred to in Clause 2.6 in accordance with the terms thereof; and

(c)                                  otherwise generally on or after the Enforcement Date to sign, seal, execute and deliver all deeds, assurances, agreements and documents to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Security Trustee under this Security Agreement or which may be deemed expedient by the Security Trustee in connection with any disposition, realisation or getting in by the Security Trustee of the Collateral or any part thereof or in connection with any other exercise of any power under this Security Agreement.

17.2.                        BCL ratifies and confirms and agrees to ratify and confirm all acts and things which the attorney as is named in Clause 17.1 shall properly do or purport to do in the exercise of his powers under such Clause.

18.                                 NOTICES

All notices, requests, demands and other communications to be given under this Security Agreement shall be deemed to be duly given or made when delivered or despatched in accordance with clause 20 (Notices) of the Group Intercreditor Deed.

19.                                 WAIVER OF DEFENCES

19.1.                        Any right which at any time BCL may have under the existing or future laws of Jersey whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against BCL in respect of the obligations assumed by BCL under or in connection with any Senior Finance Document is hereby waived.

19.2.                        Any right which at any time BCL may have under the existing or future laws of Jersey whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity given in or in connection with any Senior Finance Document be divided or apportioned with any other person or reduced in any manner whatsoever is hereby waived.

19.3.                        The liability of BCL shall not be affected nor shall the Security Interests hereby created be discharged or diminished by reason of:

(a)                                  the Incapacity or any change in the name, style or constitution of BCL or any other person liable; or

(b)                                 the Security Trustee or any of the Beneficiaries compounding with, discharging, releasing or varying the liability of or granting any time indulgence or concession to BCL or any other person or renewing, determining, varying or increasing any accommodation, facility or transaction in any manner whatsoever or concurring in accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from BCL or any other person; or

(c)                                  any act or omission which would not have discharged or affected the liability of BCL had it been principal debtor instead of guarantor or by anything done or omitted which but for this provision might operate to exonerate BCL.

19.4.                        Until all the Secured Obligations have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement or the discharge by any person of its liability) BCL agrees that without the prior written consent of the Security Trustee it will not:

(a)                                  exercise its rights of subrogation, reimbursement and indemnity against any other person;

(b)                                 save as otherwise permitted or not restricted in the Senior Finance Documents, the Refinancing Facilities Agreement and the Group Intercreditor Deed, demand or accept repayment in whole or in part of any obligations or liabilities now or hereafter due to BCL from any other Security Provider or demand or accept any guarantee or any other document or instrument (including, without limitation, any other document or instrument creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or Security Interest of any kind) in respect of such obligations or liabilities or dispose of the same;

(c)                                  take any step to enforce any right against any other Security Provider in respect of any such obligations or liabilities; or

(d)                                 claim any set-off or counter-claim in respect of any such obligations or liabilities against any other Security Provider or claim or prove in competition with the Security Trustee or any of the Beneficiaries in the bankruptcy, liquidation or administration of any other Security Provider or have the benefit of, or share in, any payment from or composition with any Security Provider or other Security Document now or hereafter held by the Security Trustee or any of the Beneficiaries for any obligations or liabilities of any Security Provider but so that, if so directed by the Security Trustee, it will prove for the whole or any part of its claim in the liquidation of any other Security Provider on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Trustee and applied in or towards discharge of the Secured Obligations in accordance with the provisions of the Group Intercreditor Deed and Security Trust Agreement.

19.5.                        If contrary to Clause 5.1 or 19.4 BCL takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Trustee and shall be delivered to the Security Trustee on demand.

19.6.                        BCL hereby agrees not to assert or enforce (whether by or in a legal or equitable proceeding or otherwise) any, “claims” (as defined in section 101(4) of the United States Bankruptcy Code) against any other Security Provider, whether arising under any applicable law or otherwise, to which the Security Provider is or would be entitled.  It is hereby acknowledged by the Security Trustee that this Clause 19.6 does not restrict the right of BCL to assert or enforce any “claims” against any other Security Provider to the extent that such “claims” arise after all the Security Providers have been released from all their respective obligations and liabilities hereunder.

20.                                 MISCELLANEOUS

20.1.                        No variation of this Security Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

20.2.                        BCL hereby agrees that after the Enforcement Date the Security Trustee and/or each other Beneficiary may at any time without notice, notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any of its then existing accounts wheresoever situate (including accounts in the name of the Security Trustee, such Beneficiary or of BCL jointly with others), whether such accounts are current, deposit, loan or of any other nature whatsoever, whether they are subject to notice or not and whether they are denominated in Sterling or in any other currency, and set-off or transfer any sum standing to the credit of any one or more such accounts in or towards satisfaction of the Secured Obligations owed to the Security Trustee and/or such other Beneficiary which, to the extent not then payable, shall automatically become payable to the extent necessary to effect such set-off.

20.3.                        BCL may not assign or transfer any of its rights or obligations under this Security Agreement.

21.                                 PROPER LAW

21.1.                        This Security Agreement shall be governed by and construed in accordance with the laws of the Island of Jersey and the parties hereto hereby submit to the non-exclusive jurisdiction of the Jersey courts in connection herewith.

21.2.                        BCL irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or subsequently to the laying of the venue of any proceedings and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any proceedings brought in Jersey will be conclusive and binding upon BCL.

22.                                 SEVERABILITY OF PROVISIONS

22.1.                        If any provision of this Security Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provisions in any other jurisdiction.

23.                                 COUNTERPARTS

23.1.                        This Security Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have caused this Security Agreement to be duly executed the day and year first above written.

SIGNED for and on behalf of	)
BIRMINGHAM CABLE LIMITED by	)
	)	/s/ ROBERT MACKENZIE
	)	Robert Mackenzie, a director
)
)
	)	/s/ ROBERT GALE
	)	Robert Gale, a director

SIGNED by	)	/s/ NICOLA DAWES	/s/ V. MAYELL
duly authorised for and on behalf of DEUTSCHE BANK AG, LONDON BRANCH in the presence of:-	) )	Nicola Dawes	V. Mayell

/s/ BEN WILKINSON
Ben Wilkinson Solicitor White & Case LLP 5 Old Broad Street London
EC2N 1DW

SCHEDULE 1

Shares

175,020 ordinary shares of £1.00 each in the share capital of the Company registered in the name of BCL.

SCHEDULE 2

Notice of Assignment of Collateral

To:	Birmingham Cable Finance Limited (the “Company”)

From:	Birmingham Cable Limited (“BCL”)

And From:	Deutsche Bank AG, London Branch as security trustee pursuant to the terms of the Security Agreement (as defined below) (the “Security Trustee”)

We hereby give you notice that by a security agreement dated on or about [ ] 2010 (the “Security Agreement”), BCL has assigned to the Security Trustee the Collateral. Capitalised terms not otherwise defined herein shall have the respective meanings given to them in the Security Agreement (a copy of which has been provided to you)

We irrevocably and unconditionally authorise and instruct you:

(1)                                  to enter the name of                                                                                                     (insert name of transferee) in the register of members of the Company as the holder of the Shares;

(2)                                  to disclose to the Security Trustee such information relating to the Collateral as it may from time to time require; and

(3)                                  to comply with all instructions given to you from time to time and at any time by the Security Trustee or by its nominees or agents without any enquiry by you as to the justification or validity of such instructions.

This notice may not be varied or revoked without the Security Trustee’s prior written consent.

We shall be grateful if you will sign and forward to the Security Trustee at                                                                                            the enclosed form of acknowledgement.

This notice shall be governed by and construed in accordance with the laws of Jersey.

Date:

For and on behalf of	For and on behalf of
BCL	the Security Trustee

SCHEDULE 3

Acknowledgement of Notice

To:	Deutsche Bank AG, London Branch as security trustee pursuant to the terms of the Security Agreement

From:	Birmingham Cable Finance Limited (the “Company”)

We hereby acknowledge receipt of a notice (the “Notice”) dated [ ] 2010 addressed to us by you and Birmingham Cable Limited (“BCL”).  Capitalised terms not otherwise defined herein shall have the respective meanings given to them in the Notice.

We confirm that:

(a)                                  we accept the authorisations and instructions contained in the Notice and we undertake to act in accordance and comply with the terms of the Notice;

(b)                                 we confirm that the person named in paragraph (1) of the Notice has been entered in the register of members of the Company as the holder of the Shares;

(c)                                  we do not have any claims or demands, any rights of counter-claim, rights of set-off or any other equities against BCL in respect of the Collateral and will not hereafter make any such claims or demands or exercise any such rights;

(d)                                 we have not, at the date of this acknowledgement, received any notice that any third party has or will have any right or interest whatsoever in the Collateral or is taking any action whatsoever against the same; and

(e)                                  if we become aware of any matter referred to in paragraph (d) above, we will immediately inform you in writing thereof.

Terms not otherwise defined herein shall have the respective meanings given to them in the Notice.

This acknowledgement shall be governed by and construed in accordance with the laws of Jersey.

Date:

For and on behalf of
Birmingham Cable Finance Limited